Exhibit 99.1
SAUL CENTERS, INC.
7501 Wisconsin Avenue, Suite 1500E, Bethesda, Maryland 20814-6522
(301) 986-6200
Saul Centers, Inc. Reports Second Quarter 2024 Earnings
August 1, 2024, Bethesda, MD.
Saul Centers, Inc. (NYSE: BFS), an equity real estate investment trust (“REIT”), announced operating results for the quarter ended June 30, 2024 (“2024 Quarter”). Total revenue for the 2024 Quarter increased to $66.9 million from $63.7 million for the quarter ended June 30, 2023 (“2023 Quarter”). Net income increased to $19.5 million for the 2024 Quarter from $17.2 million for the 2023 Quarter primarily due to (a) higher lease termination fees of $1.6 million, (b) higher commercial base rent of $0.8 million and (c) higher residential base rent of $0.3 million, partially offset by (d) a lease termination fee paid to a tenant of $0.3 million. Net income available to common stockholders increased to $11.6 million, or $0.48 per basic and diluted share, for the 2024 Quarter from $10.4 million, or $0.43 per basic and diluted share, for the 2023 Quarter.
Same property revenue increased $3.2 million, or 5.1%, and same property operating income increased $2.4 million, or 5.1%, for the 2024 Quarter compared to the 2023 Quarter. The $3.2 million increase in same property revenue for the 2024 Quarter compared to the 2023 Quarter was primarily due to (a) higher termination fees of $1.6 million, (b) higher commercial base rent of $0.8 million and (c) higher expense recoveries of $0.8 million. Shopping Center same property operating income for the 2024 Quarter totaled $36.8 million, an increase of $2.3 million compared to the 2023 Quarter. Shopping Center same property operating income increased primarily due to (a) higher termination fees of $2.1 million and (b) higher base rent of $0.4 million, partially offset by (c) a lease termination fee paid to a tenant of $0.3 million. Mixed-Use same property operating income totaled $12.9 million, an increase of $0.1 million compared to the 2023 Quarter. Mixed-Use same property operating income increased primarily due to (a) higher commercial base rent of $0.4 million and (b) higher residential base rent of $0.3 million partially offset by (c) lower termination fees of $0.5 million. No properties were excluded from same property results. Reconciliations of (a) total revenue to same property revenue and (b) net income to same property operating income are attached to this press release.
Same property revenue and same property operating income are non-GAAP financial measures of performance and improve the comparability of these measures by excluding the results of properties that were not in operation for the entirety of the comparable reporting periods. We define same property revenue as total revenue minus the revenue of properties not in operation for the entirety of the comparable reporting periods. We define same property operating income as net income plus (a) interest expense, net and amortization of deferred debt costs, (b) depreciation and amortization of deferred leasing costs, (c) general and administrative expenses, (d) change in fair value of derivatives, and (e) loss on early extinguishment of debt minus (f) gains on sale and disposition of property and (g) the results of properties not in operation for the entirety of the comparable periods.
Funds from operations (“FFO”) available to common stockholders and noncontrolling interests (after deducting preferred stock dividends) increased to $28.5 million, or $0.83 per basic and diluted share, in the 2024 Quarter compared to $26.5 million, or $0.79 and $0.78 per basic and diluted share, respectively, in the 2023 Quarter. FFO is a non-GAAP supplemental earnings measure that the Company considers meaningful in measuring its operating performance. A reconciliation of net income to FFO is attached to this press release. The increase in FFO available to common stockholders and noncontrolling interests was primarily the result of (a) higher termination fees of $1.6 million, (b) higher commercial base rent of $0.8 million and (c) higher residential base rent of $0.3 million partially offset by (d) higher general and administrative expense of $0.4 million and (e) a lease termination fee paid to a tenant of $0.3 million.
As of June 30, 2024, 95.8% of the commercial portfolio was leased compared to 94.0% as of June 30, 2023. As of June 30, 2024, the residential portfolio was 99.4% leased compared to 99.2% as of June 30, 2023.
For the six months ended June 30, 2024 (“2024 Period”), total revenue increased to $133.6 million from $126.8 million for the six months ended June 30, 2023 (“2023 Period”). Net income increased to $37.8 million for the 2024 Period from $34.9 million for the 2023 Period. The increase in net income was primarily due to (a) higher other property revenue of $2.4 million and (b) higher commercial base rent of $2.2 million partially offset by (c) higher general and administrative expenses of $0.9 million, (d) higher interest expense, net and amortization of deferred debt costs of $0.6 million, and (e) a lease termination fee paid to a tenant of $0.3 million. Net income available to common stockholders increased to $22.5 million, or $0.93 per basic and diluted share, for the 2024 Period compared to $21.1 million, or $0.88 per basic and diluted share, for the 2023 Period.
Same property revenue increased $6.9 million, or 5.4%, and same property operating income increased $4.2 million, or 4.4%, for the 2024 Period compared to the 2023 Period. Shopping Center same property operating income increased by $3.3 million to $72.8 million primarily due to (a) higher termination fees of $2.3 million and (b) higher base rent of $1.5 million, partially offset by (c) a lease termination fee paid to a tenant of $0.3 million. Mixed-Use same property operating income increased by $0.9 million to $25.4 million primarily due to (a) higher commercial base rent of $0.7 million and (b) higher residential base rent of $0.6 million partially offset by (c) lower termination fees of $0.5 million. No properties were excluded from same property results.

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FFO available to common stockholders and noncontrolling interests, after deducting preferred stock dividends, increased to $56.0 million, or $1.63 per basic and diluted share, in the 2024 Period from $53.4 million, or $1.60 and $1.57 per basic and diluted share, respectively in the 2023 Period. FFO available to common stockholders and noncontrolling interests increased primarily due to (a) higher other property revenue of $2.4 million and (b) higher commercial base rent of $2.2 million partially offset by (c) higher general and administrative expenses of $0.9 million, (d) higher interest expense, net and amortization of deferred debt costs of $0.6 million and (e) a lease termination fee paid to a tenant of $0.3 million.
Saul Centers, Inc. is a self-managed, self-administered equity REIT headquartered in Bethesda, Maryland, which currently operates and manages a real estate portfolio of 61 properties, which includes (a) 50 community and neighborhood shopping centers and seven mixed-use properties with approximately 9.8 million square feet of leasable area and (b) four non-operating land and development properties. Over 85% of the Saul Centers’ property operating income is generated by properties in the metropolitan
Washington, D.C./Baltimore area.

Contact:    Carlos L. Heard
    (301) 986-7737

Safe Harbor Statement
Certain matters discussed within this press release may be deemed to be forward-looking statements within the meaning of the federal securities laws. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Although the Company believes the expectations reflected in the forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. These factors include, but are not limited to, the risk factors described in our Annual Report on (i) Form 10-K for the year ended December 31, 2023 and (ii) our Quarterly Report on Form 10-Q for the quarter ended June 30, 2024 and include the following: (i) the ability of our tenants to pay rent, (ii) our reliance on shopping center “anchor” tenants and other significant tenants, (iii) our substantial relationships with members of the B. F. Saul Company and certain other affiliated entities, each of which is controlled by B. Francis Saul II and his family members, (iv) risks of financing, such as increases in interest rates, restrictions imposed by our debt, our ability to meet existing financial covenants and our ability to consummate planned and additional financings on acceptable terms, (v) our development activities, (vi) our access to additional capital, (vii) our ability to successfully complete additional acquisitions, developments or redevelopments, or if they are consummated, whether such acquisitions, developments or redevelopments perform as expected, (viii) adverse trends in the retail, office and residential real estate sectors, (ix) risks relating to cybersecurity, including disruption to our business and operations and exposure to liabilities from tenants, employees, capital providers, and other third parties, (x) risks generally incident to the ownership of real property, including adverse changes in economic conditions, changes in the investment climate for real estate, changes in real estate taxes and other operating expenses, adverse changes in governmental rules and fiscal policies, the relative illiquidity of real estate and environmental risks, and (xi) risks related to our status as a REIT for federal income tax purposes, such as the existence of complex regulations relating to our status as a REIT, the effect of future changes to REIT requirements as a result of new legislation and the adverse consequences of the failure to qualify as a REIT. Given these uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements that we make, including those in this press release. Except as may be required by law, we make no promise to update any of the forward-looking statements as a result of new information, future events or otherwise. You should carefully review the risks and risk factors included in (i) our Annual Report on Form 10-K for the year ended December 31, 2023 and (ii) our Quarterly Report on Form 10-Q for the quarter ended June 30, 2024.

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Saul Centers, Inc.
Consolidated Balance Sheets
(Unaudited)

(Dollars in thousands, except per share amounts)	June 30, 2024	December 31, 2023
Assets
Real estate investments
Land	$501,787	$511,529
Buildings and equipment	1,604,330	1,595,023
Construction in progress	615,166	514,553
	2,721,283	2,621,105
Accumulated depreciation	(748,750)	(729,470)
Total real estate investments, net	1,972,533	1,891,635
Cash and cash equivalents	6,863	8,407
Accounts receivable and accrued income, net	53,328	56,032
Deferred leasing costs, net	25,834	23,728
Other assets	13,039	14,335
Total assets	$2,071,597	$1,994,137
Liabilities
Mortgage notes payable, net	$966,132	$935,451
Revolving credit facility payable, net	235,102	274,715
Term loan facility payable, net	99,605	99,530
Construction loans payable, net	141,765	77,305
Accounts payable, accrued expenses and other liabilities	72,317	57,022
Deferred income	20,416	22,748
Dividends and distributions payable	23,240	22,937
Total liabilities	1,558,577	1,489,708
Equity
Preferred stock, 1,000,000 shares authorized:
Series D Cumulative Redeemable, 30,000 shares issued and outstanding	75,000	75,000
Series E Cumulative Redeemable, 44,000 shares issued and outstanding	110,000	110,000
Common stock, $0.01 par value, 50,000,000 and 40,000,000 shares authorized, respectively, 24,256,492 and 24,082,887 shares issued and outstanding, respectively	241	241
Additional paid-in capital	451,845	449,959
Distributions in excess of accumulated net income	(294,852)	(288,825)
Accumulated other comprehensive income	3,434	2,014
Total Saul Centers, Inc. equity	345,668	348,389
Noncontrolling interests	167,352	156,040
Total equity	513,020	504,429
Total liabilities and equity	$2,071,597	$1,994,137

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Saul Centers, Inc.
Consolidated Statements of Operations
(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Revenue	(unaudited)		(unaudited)
Rental revenue	$63,695	$62,002	$128,994	$123,830
Other	3,248	1,707	4,641	2,928
Total revenue	66,943	63,709	133,635	126,758
Expenses
Property operating expenses	9,656	8,997	20,201	17,783
Real estate taxes	7,608	7,453	15,232	14,948
Interest expense, net and amortization of deferred debt costs	12,267	12,278	24,715	24,099
Depreciation and amortization of deferred leasing costs	12,001	12,114	24,030	24,130
General and administrative	6,102	5,678	11,885	10,946
Total expenses	47,634	46,520	96,063	91,906
Gain on disposition of property	181	—	181	—
Net Income	19,490	17,189	37,753	34,852
Noncontrolling interests
Income attributable to noncontrolling interests	(5,042)	(4,027)	(9,675)	(8,188)
Net income attributable to Saul Centers, Inc.	14,448	13,162	28,078	26,664
Preferred stock dividends	(2,799)	(2,799)	(5,597)	(5,597)
Net income available to common stockholders	$11,649	$10,363	$22,481	$21,067
Per share net income available to common stockholders
Basic and diluted	$0.48	$0.43	$0.93	$0.88

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Reconciliation of net income to FFO available to common stockholders and noncontrolling interests (1)
	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except per share amounts)	2024	2023	2024	2023
Net income	$19,490	$17,189	$37,753	$34,852
Subtract:
Gain on disposition of property	(181)	—	(181)	—
Add:
Real estate depreciation and amortization	12,001	12,114	24,030	24,130
FFO	31,310	29,303	61,602	58,982
Subtract:
Preferred stock dividends	(2,799)	(2,799)	(5,597)	(5,597)
FFO available to common stockholders and noncontrolling interests	$28,511	$26,504	$56,005	$53,385
Weighted average shares and units:
Basic	34,498	33,340	34,423	33,332
Diluted (2)	34,502	34,049	34,427	34,040
Basic FFO per share available to common stockholders and noncontrolling interests	$0.83	$0.79	$1.63	$1.60
Diluted FFO per share available to common stockholders and noncontrolling interests	$0.83	$0.78	$1.63	$1.57

(1)    The National Association of Real Estate Investment Trusts (“Nareit”) developed FFO as a relative non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. FFO is defined by NAREIT as net income, computed in accordance with GAAP, plus real estate depreciation and amortization, and excluding impairment charges on real estate assets and gains or losses from real estate dispositions. FFO does not represent cash generated from operating activities in accordance with GAAP and is not necessarily indicative of cash available to fund cash needs, which is disclosed in the Company’s Consolidated Statements of Cash Flows for the applicable periods. There are no material legal or functional restrictions on the use of FFO. FFO should not be considered as an alternative to net income, its most directly comparable GAAP measure, as an indicator of the Company’s operating performance, or as an alternative to cash flows as a measure of liquidity. Management considers FFO a meaningful supplemental measure of operating performance because it primarily excludes the assumption that the value of the real estate assets diminishes predictably over time (i.e. depreciation), which is contrary to what the Company believes occurs with its assets, and because industry analysts have accepted it as a performance measure. FFO may not be comparable to similarly titled measures employed by other REITs.
(2)    Beginning March 5, 2021, fully diluted shares and units includes 1,416,071 limited partnership units that were held in escrow related to the contribution of Twinbrook Quarter. Half of the units held in escrow were released on October 18, 2021. The remaining units held in escrow were released on October 18, 2023.

www.SaulCenters.com

Reconciliation of revenue to same property revenue (1)
(in thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
	(unaudited)		(unaudited)
Total revenue	$66,943	$63,709	$133,635	$126,758
Less: Acquisitions, dispositions and development properties	—	—	—	—
Total same property revenue	$66,943	$63,709	$133,635	$126,758

Shopping Centers	$46,765	$43,974	$93,698	$88,199
Mixed-Use properties	20,178	19,735	39,937	38,559
Total same property revenue	$66,943	$63,709	$133,635	$126,758

Total Shopping Center revenue	$46,765	$43,974	$93,698	$88,199
Less: Shopping Center acquisitions, dispositions and development properties	—	—	—	—
Total same Shopping Center revenue	$46,765	$43,974	$93,698	$88,199

Total Mixed-Use property revenue	$20,178	$19,735	$39,937	$38,559
Less: Mixed-Use acquisitions, dispositions and development properties	—	—	—	—
Total same Mixed-Use property revenue	$20,178	$19,735	$39,937	$38,559

(1)     Same property revenue is a non-GAAP financial measure of performance that management believes improves the comparability of reporting periods by excluding the results of properties that were not in operation for the entirety of the comparable reporting periods. Same property revenue adjusts property revenue by subtracting the revenue of properties not in operation for the entirety of the comparable reporting periods. Same property revenue is a measure of the operating performance of the Company’s properties but does not measure the Company’s performance as a whole. Same property revenue should not be considered as an alternative to total revenue, its most directly comparable GAAP measure, as an indicator of the Company’s operating performance. Management considers same property revenue a meaningful supplemental measure of operating performance because it is not affected by the cost of the Company’s funding, the impact of depreciation and amortization expenses, gains or losses from the acquisition and sale of operating real estate assets, general and administrative expenses or other gains and losses that relate to ownership of the Company’s properties. Management believes the exclusion of these items from same property revenue is useful because the resulting measure captures the actual revenue generated by operating the Company’s properties. Other REITs may use different methodologies for calculating same property revenue. Accordingly, the Company’s same property revenue may not be comparable to those of other REITs.

Mixed-Use same property revenue is composed of the following:

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2024	2023	2024	2023
Office mixed-use properties (1)	$10,062	$9,856	$19,815	$19,001
Residential mixed-use properties (residential activity) (2)	8,968	8,737	17,806	17,270
Residential mixed-use properties (retail activity) (3)	1,148	1,142	2,316	2,288
Total Mixed-Use same property revenue	$20,178	$19,735	$39,937	$38,559
(1)Includes Avenel Business Park, Clarendon Center – North and South Blocks, 601 Pennsylvania Avenue and Washington Square
(2)Includes Clarendon South Block, The Waycroft and Park Van Ness
(3)Includes The Waycroft and Park Van Ness

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Reconciliation of net income to same property operating income (1)
	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2024	2023	2024	2023
	(unaudited)		(unaudited)
Net income	$19,490	$17,189	$37,753	$34,852
Add: Interest expense, net and amortization of deferred debt costs	12,267	12,278	24,715	24,099
Add: Depreciation and amortization of deferred leasing costs	12,001	12,114	24,030	24,130
Add: General and administrative	6,102	5,678	11,885	10,946
Less: Gain on disposition of property	(181)	—	(181)	—
Property operating income	49,679	47,259	98,202	94,027
Less: Acquisitions, dispositions and development properties	—	—	—	—
Total same property operating income	$49,679	$47,259	$98,202	$94,027

Shopping Centers	$36,812	$34,512	$72,781	$69,477
Mixed-Use properties	12,867	12,747	25,421	24,550
Total same property operating income	$49,679	$47,259	$98,202	$94,027

Shopping Center operating income	$36,812	$34,512	$72,781	$69,477
Less: Shopping Center acquisitions, dispositions and development properties	—	—	—	—
Total same Shopping Center operating income	$36,812	$34,512	$72,781	$69,477

Mixed-Use property operating income	$12,867	$12,747	$25,421	$24,550
Less: Mixed-Use acquisitions, dispositions and development properties	—	—	—	—
Total same Mixed-Use property operating income	$12,867	$12,747	$25,421	$24,550

(1) Same property operating income is a non-GAAP financial measure of performance that management believes improves the comparability of reporting periods by excluding the results of properties that were not in operation for the entirety of the comparable reporting periods. Same property operating income adjusts property operating income by subtracting the results of properties that were not in operation for the entirety of the comparable periods. Same property operating income is a measure of the operating performance of the Company’s properties but does not measure the Company’s performance as a whole. Same property operating income should not be considered as an alternative to property operating income, its most directly comparable GAAP measure, as an indicator of the Company’s operating performance. Management considers same property operating income a meaningful supplemental measure of operating performance because it is not affected by the cost of the Company’s funding, the impact of depreciation and amortization expenses, gains or losses from the acquisition and sale of operating real estate assets, general and administrative expenses or other gains and losses that relate to ownership of the Company’s properties. Management believes the exclusion of these items from property operating income is useful because the resulting measure captures the actual revenue generated and actual expenses incurred by operating the Company’s properties. Other REITs may use different methodologies for calculating same property operating income. Accordingly, same property operating income may not be comparable to those of other REITs.

Mixed-Use same property operating income is composed of the following:

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2024	2023	2024		2023
Office mixed-use properties (1)	$6,577	$6,469	$12,797		$12,177
Residential mixed-use properties (residential activity) (2)	5,451	5,438	10,923		10,726
Residential mixed-use properties (retail activity) (3)	839	840	1,701		1,647
Total Mixed-Use same property operating income	$12,867	$12,747	$25,421	$25,421	$24,550
(1)Includes Avenel Business Park, Clarendon Center – North and South Blocks, 601 Pennsylvania Avenue and Washington Square
(2)Includes Clarendon South Block, The Waycroft and Park Van Ness
(3)Includes The Waycroft and Park Van Ness

www.SaulCenters.com